File No. 333-41180
File No. 811-10011

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[_]
Pre-Effective Amendment No.		[_]
Post-Effective Amendment No.	16	[X]

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[_]
Amendment No.	36	[X]

(Check appropriate box or boxes)

SBL VARIABLE ANNUITY ACCOUNT XIV
(Exact Name of Registrant)

Security Benefit Life Insurance Company
(Name of Depositor)

One Security Benefit Place, Topeka, Kansas 66636-0001
(Address of Depositor’s Principal Executive Offices)

Depositor’s Telephone Number, Including Area Code:
(785) 438-3000

Name of Agent for Service for Process:
Amy J. Lee, Associate General Counsel Security Benefit Life Insurance Company One Security Benefit Place Topeka, KS 66636-0001

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

It is proposed that this filing will become effective:

[_]     immediately upon filing pursuant to paragraph (b) of Rule 485
[X]    on May 1, 2010, pursuant to paragraph (b) of Rule 485
[_]     60 days after filing pursuant to paragraph (a)(1) of Rule 485
[_]     on May 1, 2010, pursuant to paragraph (a)(1) of Rule 485

         If appropriate, check the following box:

[X]    this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of securities being registered: Interests in a separate account under individual flexible premium deferred variable annuity contracts.

EXPLANATORY COMMENT

The prospectus and the statement of additional information included in Post-Effective Amendment No. 15 to the Registration Statement on Form N-4 (File No. 333-41180) filed on February 1, 2010 pursuant to paragraph (a)(1) of Rule 485 are incorporated herein by reference.

PART C
OTHER INFORMATION

Item 24.	Financial Statements and Exhibits

	a.	Financial Statements

To be filed by amendment

	b.	Exhibits

		(1)	Resolution of the Board of Directors of Security Benefit Life Insurance Company authorizing establishment of the Separate Account(a)
		(2)	Not Applicable
		(3)	(a)	Service Facilities Agreement
			(b)	Marketing Organization Agreement(ad)
			(c)	SBL Variable Products Broker/Dealer Sales Agreement(ad)
			(d)	SBL Variable Product Sales Agreement (3-Way Agreement) (Form 9482C 7-00)(h)
			(e)	Marketing Organization Agreement Commission Schedule-SecureDesigns(i)
			(f)	Marketing Organization Agreement Commission Schedule – NEA(i)
			(g)	Marketing Organization Agreement Commission Schedule – AdvanceDesigns(ab)
			(h)	Marketing Organization Agreement Commission Schedule – AEA(n)
			(i)	Marketing Organization Agreement Commission Schedule – Security Benefit Advisor(n)
			(j)	NEA Valuebuilder Marketing Organization Agreement(i)
			(k)	AEA Valuebuilder Marketing Organization Agreement(n)
			(l)	NEA Valuebuilder Marketing Organization Agreement Annualization Amendment(i)
			(m)	Amendment to Marketing Organization, SBL Variable Products Broker/Dealer Sales, and SBL Variable Product Sales Agreements(p)
		(4)	(a)	Individual Contract (Form V6029 11-00)(g)
			(b)	Individual Contract-Unisex (Form V6029 11-00U)(g)
			(c)	Tax-Sheltered Annuity Endorsement (Form V6101 R9-05)(w)
			(d)	Withdrawal Charge Waiver Endorsement (Form V6051 3-96)(b)
			(e)	Waiver of Withdrawal Charge for Terminal Illness Endorsement (Form V6051 TI 2-97)(b)
			(f)	Individual Retirement Annuity Endorsement (Form V6849A R9-03)(k)
			(g)	Roth IRA Endorsement (Form V6851A R9-03)(k)
			(h)	Section 457 Endorsement (Form V6054 1-98)(c)
			(i)	403a Endorsement (Form V6057 10-98)(d)
			(j)	Annual Stepped Up Death Benefit Rider (Form V6063 8-00)(a)
			(k)	Guaranteed Growth Death Benefit Rider (Form V6063-1 8-00)(a)
			(l)	Annual Stepped Up and Guaranteed Growth Death Benefit Rider (Form V6063-2 8-00)(a)
			(m)	Disability Rider (Form V6064 8-00)(a)
			(n)	Guaranteed Income Benefit Rider (Form V6065 8-00)(a)
			(o)	Credit Enhancement Rider (Form V6067 8-00)(a)
			(p)	Alternative Withdrawal Charge Rider (Form V6069 10-00)(g)

	(q)	Loan Endorsement Rider (Form V6066 10-00)(i)
	(r)	Waiver of Withdrawal Charge Rider - 10 yrs or Disability (Form V6072 4-01)(i)
	(s)	Waiver of Withdrawal Charge Rider - 15 yrs or Disability (Form V6073 4-01)(i)
	(t)	Waiver of Withdrawal Charge Rider - 5 yrs and Age 59½ (Form V6074 4-01)(i)
	(u)	Waiver of Withdrawal Charge Rider - Hardship (Form V6075 4-01)(i)
	(v)	Enhanced and Guaranteed Growth Death Benefit Rider(Form V6076 4-01)(h)
	(w)	Enhanced, Annual Stepped Up and Guaranteed Growth Death Benefit Rider (Form V6077 4-01)(h)
	(x)	Enhanced Death Benefit Rider (Form V6078 4-01)(h)
	(y)	Enhanced and Annual Stepped Up Death Benefit Rider (Form V6079 4-01)(h)
	(z)	DCA Plus Rider (Form V6080 4-01)(i)
	(aa)	Credit Enhancement Rider (Form V6084 11-01)(i)
	(ab)	Guaranteed Minimum Withdrawal Benefit (Form V6086 10-03)(l)
	(ac)	Total Protection (Forms V6087 10-3)(m)
	(ad)	Dollar for Dollar Living Benefit Rider (Form V6094 R9-05)(x)
	(ae)	Dollar for Dollar Combination Benefit Rider (Form V6095 R9-05)(x)
	(af)	Bonus Match Rider (Form V6093 10-05)(w)
	(ag)	Guaranteed Lifetime Withdrawal Benefit Rider (Form V6106 6-07)(ac)
(5)	(a)	Application (Form V9001 9-05)(w)
	(b)	Application – Unisex (Form V9001 9-05U)(w)
	(c)	Application (Form V9496 10-03)(q)
	(d)	Application (Form V9493 11-00)(g)
	(e)	Application (Form V9201 6-07)(ac)
	(f)	Application – Unisex (Form V9201 6-07U)(ac)
(6)	(a)	Composite of Articles of Incorporation of SBL(o)
	(b)	Bylaws of SBL(ad)
(7)	Not Applicable
(8)	(a)	Participation Agreement – ABN AMRO (Aston)(ab)
	(b)	Participation Agreement – AIM – Equity Funds(i)
	(c)	Participation Agreement – AIM – Growth Funds(i)
	(d)	Participation Agreement – AIM – Variable Insurance Funds(r)
(i) Amendments Nos. 1 and 2 to Participation Agreement – AIM – Variable Insurance Funds(r)
(ii) Amendment No. 3 to Participation Agreement – AIM – Variable Insurance Funds(x)
	(e)	Participation Agreement – American Century – Mutual Funds(s)
(i) Amendment Nos. 1 and 2 to Participation Agreement – American Century – Mutual Funds(af)
	(f)	Participation Agreement – American Century – Variable Insurance Funds(r)
	(g)	Participation Agreement – Ariel(j)
	(h)	Participation Agreement – Baron(ab)
	(i)	Participation Agreement – Calamos(i)
(i) Amendment No. 1 to Participation Agreement – Calamos(ab)
(ii) Amendment No. 2 to Participation Agreement – Calamos(ai)
	(j)	Participation Agreement – Dreyfus – Mutual Funds(s)
(i) Amendment No. 1 to Participation Agreement – Dreyfus – Mutual Funds(af)

(k)	Participation Agreement – Dreyfus – Variable Insurance Funds(r)
(i) Amendment No. 1 to Participation Agreement – Dreyfus – Variable Insurance Funds(r)
(l)	Participation Agreement – Fidelity – Mutual Funds(t)
(i) Amendments Nos. 1 and 2 to Participation Agreement – Fidelity – Mutual Funds(t)
(ii) Amendment No. 3 to Participation Agreement – Fidelity – Mutual Funds(ab)
(m)	Participation Agreement – Fidelity VIP(h)
(i) Amendment No. 1 to Participation Agreement – Fidelity VIP(h)
(ii) Amendment No. 2 to Participation Agreement – Fidelity VIP(x)
(n)	Participation Agreement – Goldman Sachs – Mutual Funds(ab)
(o)	Participation Agreement – Franklin Templeton(ai)
(p)	Participation Agreement – Janus Aspen(af)
(q)	Participation Agreement – Jennison – Mutual Funds(ab)
(r)	Participation Agreement – Legg Mason(r)
(s)	Participation Agreement – MFS(u)
(t)	Participation Agreement – Morgan Stanley(u)
(u)	Participation Agreement – Neuberger Berman – AMT Funds(h)
(i) Amendments Nos. 1 and 2 to Participation Agreement – Neuberger Berman – AMT Funds(r)
(v)	Participation Agreement – Neuberger Berman – Mutual Funds(ag)
(i) Amendment No. 1 to Participation Agreement – Neuberger Berman – Mutual Funds(ag)
(w)	Participation Agreement – Northern Lights (Dent)(af)
(x)	Participation Agreement – Northern Trust(w)
(y)	Participation Agreement – Oppenheimer(r)
(i) Amendments Nos. 1 and 2 to Participation Agreement – Oppenheimer(r)
(ii) Amendment No. 3 to Participation Agreement – Oppenheimer(x)
(z)	Participation Agreement – PIMCO – Mutual Funds(s)
(i) Amendment No. 1 to Participation Agreement – PIMCO – Mutual Funds(s)
(ii) Amendment No. 2 to Participation Agreement – PIMCO – Mutual Funds(ab)
(aa)	Participation Agreement – PIMCO – Variable Insurance Funds(ag)
(i) Amendments Nos. 1, 2, 3, 4 and 5 to Participation Agreement – PIMCO – Variable Insurance Funds(ag)
(ab)	Participation Agreement – Potomac (Direxion)(y)
(i) Amendment No. 1 to Participation Agreement – Potomac (Direxion)(y)
(ac)	Participation Agreement – Royce – Capital Fund(r)
(ad)	Participation Agreement – Royce – Mutual Funds(ab)
(ae)	Participation Agreement – RS Partners(w)
(i) Amendments Nos. 1 and 2 to Participation Agreement – RS Partners(ab)
(af)	Participation Agreement – Rydex – Mutual Funds(w)
(ag)	Participation Agreement – Rydex – Variable Funds(h)
(i) Amendments Nos. 1, 2, 3, 4 and 5 to Participation Agreement – Rydex – Variable Funds(t)
(ii) Amendment No. 6 to Participation Agreement – Rydex – Variable Funds(x)

	(ah)	Participation Agreement – Van Kampen – Insurance Funds(r)
(i) Amendment No. 1 to Participation Agreement – Van Kampen – Insurance Funds(x)
	(ai)	Participation Agreement – Van Kampen – Mutual Funds(s)
(i) Amendment No. 1 to Participation Agreement – Van Kampen – Mutual Funds(af)
	(aj)	Participation Agreement – Wells Fargo (Strong)(i)
	(ak)	Information Sharing Agreement – ABN AMRO (Aston)(ab)
	(al)	Information Sharing Agreement – AIM(aa)
	(am)	Information Sharing Agreement – American Century(aa)
	(an)	Information Sharing Agreement – Ariel(ab)
	(ao)	Information Sharing Agreement – Baron(ab)
	(ap)	Information Sharing Agreement – Calamos(ab)
	(aq)	Information Sharing Agreement – Dreyfus(aa)
	(ar)	Information Sharing Agreement – Fidelity Insurance(ab)
	(as)	Information Sharing Agreement – Fidelity Retail Funds(ab)
	(at)	Information Sharing Agreement – Goldman Sachs(ab)
	(au)	Information Sharing Agreement – Janus(ab)
	(av)	Information Sharing Agreement – Jennison(ab)
	(aw)	Information Sharing Agreement – Legg Mason(ai)
	(ax)	Information Sharing Agreement – MFS(aa)
	(ay)	Information Sharing Agreement – Neuberger Berman(aa)
	(az)	Information Sharing Agreement – Northern Trust(ab)
	(ba)	Information Sharing Agreement – Oppenheimer(aa)
	(bb)	Information Sharing Agreement – PIMCO(aa)
	(bc)	Information Sharing Agreement – Potomac(z)
	(bd)	Information Sharing Agreement – Royce(aa)
	(be)	Information Sharing Agreement – Rydex(aa)
	(bf)	Information Sharing Agreement – Security Funds(ab)
	(bg)	Information Sharing Agreement – T. Rowe Price(ab)
	(bh)	Information Sharing Agreement – Van Kampen(aa)
	(bi)	Information Sharing Agreement – Wells Fargo(z)
(9)	Opinion of Counsel(h)
(10)	(a)	Consent of Independent Registered Public Accounting Firm (To be filed by Amendment)
	(b)	Consent of Counsel (To be filed by Amendment)
(11)	Not Applicable
(12)	Not Applicable

(a)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed July 11, 2000).
(b)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-23723 (filed March 16, 1997).
(c)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-23723 (filed April 30, 1998).
(d)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-23723 (filed April 30, 1999).
(e)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 002-89328 (filed May 1, 2000).
(f)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 002-89328 (filed April 29, 1999).
(g)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed February 16, 2001).
(h)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-52114 (filed March 1, 2002).
(i)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed March 1, 2002).
(j)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed May 1, 2002).
(k)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-93947 (filed April 30, 2004).

(l)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-52114 (filed February 18, 2004).
(m)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-111589 (filed December 29, 2003).
(n)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed April 30, 2003).
(o)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-52114 (filed February 25, 2005).
(p)	Incorporated herein be reference to the Exhibits filed with Registration Statement No. 333-120399 (filed November 12, 2004).
(q)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed April 29, 2005).
(r)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 002-89328 (filed April 28, 2006).
(s)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-120399 (filed April 28, 2006).
(t)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-52114 (filed April 28, 2006).
(u)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-124509 (filed April 28, 2006).
(v)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed April 30, 2004).
(w)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed April 28, 2006).
(x)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-138540 (filed March 9, 2007).
(y)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-52114 (filed April 29, 2005).
(z)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-89236 (filed April 27, 2007).
(aa)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 33-85592 (filed April 27, 2007).
(ab)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed April 27, 2007).
(ac)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed July 6, 2007).
(ad)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 033-85592 (filed April 29, 2008).
(ae)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-52114 (filed April 29, 2008).
(af)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed April 29, 2008).
(ag)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-84159 (filed April 30, 2009).
(ah)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 002-89328 (filed April 27, 2009).
(ai)	Incorporated herein by reference to the Exhibits filed with Registration Statement No. 333-41180 (filed April 27, 2009).

Item 25.	Directors and Officers of the Depositor

	Name and Principal Business Address	Positions and Offices with Depositor
	Howard Fricke*	President, Chief Executive Officer and Director
	John F. Frye*	Senior Vice President, Chief Financial Officer, Treasurer and Director
	John F. Guyot*	Senior Vice President, General Counsel, Secretary and Director
	David J. Keith*	Senior Vice President
	Kalman Bakk, Jr.*	Senior Vice President and Director
	Amy J. Lee*	Vice President, Associate General Counsel and Assistant Secretary
	Carmen R. Hill*	Assistant Vice President and Chief Compliance Officer

*Located at One Security Benefit Place, Topeka, Kansas 66636.

Item 26.	Persons Controlled by or Under Common Control with the Depositor or Registrant

The Depositor, Security Benefit Life Insurance Company (“SBL” or “the Company”), is owned by Security Benefit Corporation through the ownership of all of SBL’s issued and outstanding shares of common stock.  Security Benefit Corporation is wholly owned by Security Benefit Mutual Holding Company (“SBMHC”), which in turn is controlled by SBL policyholders.  As of December 31, 2009 no one person holds more than approximately 0.0003% of the voting power of SBMHC.  The Registrant is a segregated asset account of SBL.

The following chart indicates the persons controlled by or under common control with SBL Variable Annuity Account XIV or SBL:

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned by SBMHC (directly or indirectly)
Security Benefit Mutual Holding Company (Holding Company)	Kansas	---
Security Benefit Corporation (Holding Company)	Kansas	100%
Security Benefit Life Insurance Company (Stock Life Insurance Company)	Kansas	100%
Security Investors, LLC (Investment Adviser)	Kansas	100%
Security Global Investors, LLC (Investment Adviser)	Kansas	100%
Security Distributors, Inc. (Broker/Dealer, Principal Underwriter of Mutual Funds)	Kansas	100%
se2, inc. (Third Party Administrator)	Kansas	100%
Security Benefit Academy, Inc. (Daycare Company)	Kansas	100%
Security Financial Resources, Inc. (Financial Services)	Kansas	100%
First Security Benefit Life Insurance and Annuity Company of New York (Stock Life Insurance Company)	New York	100%
Rydex Holdings, LLC (Kansas Holding Company)	Kansas	100%
Rydex Distributors, Inc. (Broker-Dealer/Underwriter)	Maryland	100%
Padco Advisors, Inc. (Investment Adviser)	Maryland	100%
Padco Advisor II, Inc. (Investment Adviser)	Maryland	100%
Rydex Fund Services, Inc.	Maryland	100%
Advisor Research Center, Inc.	Maryland	100%
Rydex Advisory Services, LLC	Maryland	100%
Rydex Specialized Products, LLC	Delaware	100%

SBL is also the depositor of the following separate accounts:  SBL Variable Annuity Accounts I, III, IV, SBL Variable Universal Life Insurance Account Varilife, Security Varilife Separate Account, Separate Account IX, Separate Account, Separate Account XII, Separate Account XV, Separate Account XIX, SBL Variable Annuity Account VIII, Variflex Separate Account, SBL Variable Annuity Account XIV, SBL Variable Annuity Account XVII, T. Rowe Price Variable Annuity Account and Parkstone Variable Annuity Separate Account.

As depositor of the separate accounts, SBL might be deemed to control them. In addition, certain of the separate accounts invest in shares of SBL Fund, a “series” type mutual fund registered under the Investment Company Act of 1940. An affiliate of SBL serves as investment advisor to SBL Fund. The purchasers of SBL’s variable annuity and variable life contracts investing in SBL Fund will have the opportunity to instruct SBL with respect to the voting of shares of SBL Fund held by the separate accounts as to certain matters. Subject to such voting instructions, SBL might be deemed to control SBL Fund.

Item 27.	Number of Contractowners

As of February __, 2010, there were ______ Qualified Contracts and ______ Non-Qualified Contracts issued under SBL Variable Annuity Account XIV.

Item 28.	Indemnification

The bylaws of Security Benefit Life Insurance Company provide that the Company shall, to the extent authorized by the laws of the State of Kansas, indemnify officers and directors for certain liabilities threatened or incurred in connection with such person’s capacity as director or officer.

The Articles of Incorporation include the following provision:

        (a)  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the provisions of K.S.A. 17-6424 and amendments thereto, or (d) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Code of the State of Kansas is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Code of the State of Kansas, as so amended.

        (b)  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Insofar as indemnification for a liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person of the Depositor in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Depositor will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.	Principal Underwriter

	(a)(1)	Security Distributors, Inc. (“SDI”), a subsidiary of SBL, acts as principal underwriter for:

SBL Variable Annuity Account I
SBL Variable Annuity Account III
SBL Variable Annuity Account IV
Security Varilife Separate Account (Security Elite Benefit)
Security Varilife Separate Account (Security Varilife)
SBL Variable Life Insurance Account (Varilife)
Variable Annuity Account IX
Account XVI
Separate Account XIX
Parkstone Advantage Variable Annuity
Variflex Separate Account (Variflex)
Variflex Separate Account (Variflex ES)
Variable Annuity Account VIII (Variflex Extra Credit)
Variable Annuity Account VIII (Variflex LS)
Variable Annuity Account VIII (Variflex Signature)
Variable Annuity Account XI (Scarborough Advantage Variable Annuity)
SBL Variable Annuity Account XIV (AdvisorDesigns Variable Annuity)
SBL Variable Annuity Account XIV (AEA Variable Annuity)
SBL Variable Annuity Account XIV (AdvanceDesigns Variable Annuity)
SBL Variable Annuity Account XIV (EliteDesigns Variable Annuity)
SBL Variable Annuity Account XIV (NEA Valuebuilder)
SBL Variable Annuity Account XIV (NEA Valuebuilder Retirement Income Director Variable Annuity)
SBL Variable Annuity Account XIV (SecureDesigns Variable Annuity)
SBL Variable Annuity Account XIV (Security Benefit Advisor Variable Annuity)
SBL Variable Annuity Account XVII (ClassicStrategies Variable Annuity)
SBL Variable Annuity Account XVII (ThirdFed Variable Annuity)

	(a)(2)	SDI acts as principal underwriter for the following variable annuity contracts issued by First Security Benefit Life Insurance and Annuity Company of New York (“FSBL”):

Variable Annuity Account A (AdvisorDesigns Variable Annuity)
Variable Annuity Account A (EliteDesigns Variable Annuity)
Variable Annuity Account B (SecureDesigns Variable Annuity)
Variable Annuity Account B (AdvanceDesigns Variable Annuity)

	(a)(3)	SDI acts as principal underwriter for the following funds:

SBL Fund

(a)(4)	SDI acts as principal underwriter for the following Nationwide Life Insurance Company Separate Accounts:

Nationwide Multi-Flex Variable Account
Nationwide Variable Account 9

(b)	Name and Principal Business Address*	Position and Offices with Underwriter
	Mark J. Carr	President and Director
	James R. Schmank	Vice President and Director
	Amy J. Lee	Secretary and Chief Compliance Officer
	Richard Martinez	Treasurer
	Richard Wells	Director
	Dale W. Martin, Jr.	Director
	Christopher D. Swickard	Assistant Secretary
	Carmen R. Hill	Assistant Vice President

*One Security Benefit Place, Topeka, Kansas 66636-0001, except as indicated.

(c)	(1)	(2)	(3)	(4)
	Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption	Brokerage Commissions

	Security Distributors, Inc.	$__________1	$__________2	$0

1SBL pays commissions to selling broker-dealers through SDI.  This is the amount paid to SDI in connection with all contracts sold through the separate account.  SDI passes through to selling broker-dealers all such amounts.

2A contingent deferred sales charge may be assessed on full or partial withdrawals from the contract.  This is the amount of contingent deferred sales charge assessed in connection with all withdrawals from all contracts in the separate account, all of which is passed through to SBL.

Item 30.	Location of Accounts and Records

All accounts and records required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained by SBL at its administrative offices--One Security Benefit Place, Topeka, Kansas 66636-0001.

Item 31.	Management Services

All management contracts are discussed in Part A or Part B.

Item 32.	Undertakings

(a)
Registrant undertakes that it will file a post-effective amendment to this Registration Statement as frequently as necessary to ensure that the audited financial statements in the Registration Statement are never more than sixteen (16) months old for so long as payments under the Variable Annuity contracts may be accepted.

(b)	Registrant undertakes that it will include as part of the Variable Annuity contract application a space that an applicant can check to request a Statement of Additional Information.

(c)
Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to SBL at the address or phone number listed in the prospectus.

(d)
Depositor represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Depositor.

(e)
SBL, sponsor of the unit investment trust, SBL Variable Annuity Account XIV, hereby represents that it is relying upon American Council of Life Insurance, SEC No-Action Letter, [1988-1989 Transfer Binder] Fed. Sec. L. Rep. (CCH) paragraph 78,904 (Nov. 28, 1988), and that it has complied with the provisions of paragraphs (1)-(4) of such no-action letter which are incorporated herein by reference.

(f)
Depositor represents that it is relying upon Rule 6c-7 under the Investment Company Act of 1940 with respect to Contracts issued to participants under the Texas Optional Retirement Program and that it has complied with the provisions of paragraphs (a) – (d) of that Rule.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of this Registration Statement and has caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf, in the City of Topeka, and State of Kansas on this 18th day of February, 2010.

Security Benefit Life Insurance Company (the Depositor) – SBL Variable Annuity Account XIV (The Registrant)
By:	/s/ HOWARD FRICKE
Howard Fricke, President, Chief Executive Officer and Director

As required by the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on February 18, 2010.

SIGNATURES AND TITLES

By:	/s/ HOWARD FRICKE
Howard Fricke, Chief Executive Officer and Director

By:	/s/ JOHN F. FRYE
John F. Frye, Chief Financial Officer and Director

By:	/s/ KALMAN BAKK, JR.
Kalman Bakk, Jr., Director

By:	/s/ JOHN F. GUYOT
John F. Guyot, Director

EXHIBIT INDEX

(1)	None		(4)	(aa)	None
				(ab)	None
(2)	None			(ac)	None
				(ad)	None
(3)	(a)	None		(ae)	None
	(b)	None		(af)	None
	(c)	None
	(d)	None	(5)	(a)	None
	(e)	None		(b)	None
	(f)	None		(c)	None
	(g)	None		(d)	None
	(h)	None		(e)	None
	(i)	None		(f)	None
	(j)	None
	(k)	None	(6)	(a)	None
	(l)	None		(b)	None
	(m)	None
			(7)	None
(4)	(a)	None
	(b)	None	(8)	(a)	None
	(c)	None		(b)	None
	(d)	None		(c)	None
	(e)	None		(d)	None
	(f)	None		(d)(i)	None
	(g)	None		(d)(ii)	None
	(h)	None		(e)	None
	(i)	None		(e)(i)	None
	(j)	None		(f)	None
	(k)	None		(g)	None
	(l)	None		(h)	None
	(m)	None		(i)	None
	(n)	None		(i)(i)	None
	(o)	None		(i)(ii)	None
	(p)	None		(j)	None
	(q)	None		(j)(i)	None
	(r)	None		(k)	None
	(s)	None		(k)(i)	None
	(t)	None		(l)	None
	(u)	None		(l)(i)	None
	(v)	None		(l)(ii)	None
	(w)	None		(m)	None
	(x)	None		(m)(i)	None
	(y)	None		(m)(ii)	None
	(z)	None		(n)	None

(8)	(o)	None	(8)	(ap)	None
	(p)	None		(aq)	None
	(q)	None		(ar)	None
	(r)	None		(as)	None
	(s)	None		(at)	None
	(t)	None		(au)	None
	(u)	None		(av)	None
	(u)(i)	None		(aw)	None
	(v)	None		(ax)	None
	(v)(i)	None		(ay)	None
	(w)	None		(az)	None
	(x)	None		(ba)	None
	(x)(i)	None		(bb)	None
	(x)(ii)	None		(bc)	None
	(y)	None		(bd)	None
	(y)(i)	None		(be)	None
	(y)(ii)	None		(bf)	None
	(z)	None		(bg)	None
	(z)(i)	None		(bh)	None
	(z)(ii)	None		(bi)	None
	(aa)	None
	(aa)(i)	None	(9)	None
	(aa)(ii)	None
	(ab)	None	(10)	(a)	None
	(ab)(i)	None		(b)	None
	(ac)	None
	(ad)	None	(11)	None
	(ad)(i)	None
	(ad)(ii)	None	(12)	None
	(ae)	None
	(ae)(i)	None	(13)	None
	(af)	None
	(ag)	None
	(ag)(i)	None
	(ag)(ii)	None
	(ah)	None
	(ah)(i)	None
	(ai)	None
	(ai)(i)	None
	(aj)	None
	(ak)	None
	(al)	None
	(am)	None
	(an)	None
	(ao)	None